Exhibit 5.1

Coty Inc.	Kristin Blazewicz
350 Fifth Avenue	Chief Legal Officer, General Counsel and
New York, New York 10118	Secretary

February 9, 2021
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
I am the Chief Legal Officer, General Counsel and Secretary of Coty Inc., a Delaware corporation (the “Company”). This opinion is being given in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to 50,000,000 shares of Class A Common Stock, par value $1.00 per share, of the Company (the “Shares”) issuable pursuant to the Coty Inc. Equity and Long-Term Incentive Plan, as amended and restated on November 3, 2020 (the “Plan”).
In so acting I have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:

1.	The issuance of the Shares pursuant to the Plan has been duly authorized by all necessary corporate action on the part of the Company.

2.	When (i) the Registration Statement has become effective under the Act and (ii) the Shares have been issued and the Company has received the consideration therefor in an amount at least equal to the par value of such Shares in accordance with the applicable provisions of the Plan and the applicable award agreement, such Shares will be validly issued, fully paid and non-assessable.
I do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware and the federal law of the United States.
I hereby consent to the use of this opinion for filing with the Registration Statement as Exhibit 5.1 thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/Kristin Blazewicz
Kristin Blazewicz
Chief Legal Officer, General Counsel and Secretary